Exhibit 99.1

IFMI REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

Full Year Adjusted Operating Income of $7.5 million, or $0.47 per Diluted Share

Fourth Quarter Adjusted Operating Income of $4.3 million, or $0.26 per Diluted Share

Fourth Quarter Net Income of $4.1 million, or $0.26 per Diluted Share

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, February 28, 2013 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in credit-related fixed income investments, today reported financial results for its fourth quarter and year ended December 31, 2012.

Adjusted operating income was $4.3 million, or $0.26 per diluted share, for the three months ended December 31, 2012, compared to adjusted operating income of $0.3 million, or $0.02 per diluted share, for the three months ended December 31, 2011, and adjusted operating income of $4.4 million, or $0.27 per diluted share, for the three months ended September 30, 2012. Adjusted operating income was $7.5 million, or $0.47 per diluted share, for the year ended December 31, 2012, compared to adjusted operating income of $3.5 million, or $0.22 per diluted share, for the year ended December 31, 2011. Adjusted operating income is not a measure recognized under generally accepted accounting principles (“GAAP”). See Note 1 on page 4.

The Company noted that during the fourth quarter, net trading revenue increased $4.5 million, or 33%, from the prior quarter and increased $2.5 million, or 16%, from the year-ago quarter, despite the Company having substantially reduced its headcount and compensation expenses in its capital markets businesses.

“We are pleased with our performance in the fourth quarter, and believe that our full year results are especially meaningful when considering the adverse conditions we have worked to overcome, particularly in the first half of 2012,” said Daniel G. Cohen, Chairman and Chief Executive Officer of IFMI. “The fourth quarter was our second profitable quarter in a row at both the adjusted operating income and net income levels. In addition, we continued to work hard to control both our compensation and non-compensation costs across all of our operating segments. While market conditions remain difficult, we are encouraged by the progress made throughout our diverse operating units and our focus remains on increasing value for our shareholders.”

Comparisons to Prior Year Periods

Revenue was $23.4 million for the three months ended December 31, 2012, compared to $23.7 million for the three months ended December 31, 2011. The $0.3 million difference was primarily the result of decreases in principal transactions and other revenue of $3.2 million, partially offset by increases in net trading revenue of $2.5 million and in new issue and advisory revenue of $0.4 million, while asset management revenue remained flat. The decrease in principal transactions and other revenue was primarily the result of $3.5 million in unrealized mark-to-market losses on the Company’s investment in Star Asia during the fourth quarter of 2012, including a $4.9 million negative impact from the weakening of the Japanese Yen, compared to $0.1 million in unrealized mark-to-market losses in the fourth quarter of 2011. The offsetting increase in year-over-year net trading revenue occurred in the Company’s JVB and European operations. Asset management revenue was flat despite continued deterioration in assets under management in the Company’s managed collateralized debt obligations (“CDOs”), due to IFMI’s assuming the lead investment manager role on a European collateralized loan obligation (“CLO”) where the Company had previously been junior investment manager, effectively doubling the asset management fees received from this European CLO.

Revenue was $95.2 million for the year ended December 31, 2012, compared to $100.3 million for the year ended December 31, 2011. The $5.1 million difference was the result of decreases of $3.7 million in net trading revenue and $4.3 million in principal transactions and other revenue, partially offset by increases in new issue and advisory revenue of $1.4 million and in asset management revenue of $1.5 million. The $3.7 million decline in net trading revenue was the result of weakness in the Company’s PrinceRidge and predecessor operations, caused primarily by a year-over-year drop off in revenue generated from securitized products trading (such as CDOs and CLOs), partially offset by increases in the Company’s JVB and European operations. The decrease in principal transactions and other revenue was primarily the result of $7.2 million in mark-to-market losses on the Company’s investment in Star Asia during 2012, including a $5.5 million negative impact from the weakening of the Japanese Yen, partially offset by realized gains of $1.7 million on the sale of one of the Company’s investments in the third quarter of 2012, and unrealized gains of $0.7 million on the Company’s investment in a new Japanese investment fund. The increase in asset management revenue was primarily the result of a one-time final portfolio management fee of $3.8 million paid in connection with the termination of one of the Company’s European CDOs in 2012, as well as the Company becoming the lead investment manager on the European CLO as described above, partially offset by reductions in revenue due to the continued deterioration in assets under management in the Company’s managed CDOs. The increase in new issue and advisory revenue was the result of more transactions being completed by the Company’s PrinceRidge operation in 2012 compared to 2011.

Compensation and benefits expense was $13.1 million for the three months ended December 31, 2012, compared to $15.4 million for the three months ended December 31, 2011, a decrease of $2.3 million, or 15%. Compensation as a percentage of revenue was 56% in the fourth quarter of 2012, as compared to 65% in the fourth quarter of 2011. Compensation and benefits expense was $63.0 million for the year ended December 31, 2012, compared to $78.2 million for the year ended December 31, 2011, a decrease of $15.3 million, or 20%. Compensation as a percentage of revenue was 66% in 2012, as compared to 78% in 2011. The number of IFMI employees decreased from 237 at December 31, 2011, to 197 at December 31, 2012.

Total operating expenses were $94.9 million for the year ended December 31, 2012, compared to $118.5 million for the year ended December 31, 2011, a decrease of $23.6 million, or 20%.

During the fourth quarter of 2012, the Company earned $1.7 million from its minority interest in the general partner of the Strategos Deep Value Mortgage Fund 2. The general partner earned incentive fee compensation that the Company recognized as a component of income from equity method affiliates in the consolidated statements of operations. The fund was fully liquidated in the fourth quarter of 2012.

Interest expense, net was $0.5 million for the three months ended December 31, 2012, compared to $1.8 million for the three months ended December 31, 2011. Interest expense, net was $3.7 million for the year ended December 31, 2012, compared to $6.0 million for the year ended December 31, 2011. The decreases were primarily the result of lower interest expense on one of our junior subordinated notes due to a change in the interest rate from a fixed rate to a lower variable rate in July 2012, lower interest expense on our convertible senior notes due to repurchases and redemptions, lower interest expense on our bank debt that was paid in full and terminated in the fourth quarter of 2011, and an increase in interest income due to the accelerated repurchase at a discount of the mandatorily redeemable non-controlling interest of the withdrawing minority PrinceRidge partners.

Net income was $4.1 million, or $0.26 per diluted share, for the three months ended December 31, 2012, compared to net loss of $4.4 million, or $0.23 per diluted share, for the three months ended December 31, 2011. Net loss was $2.0 million, or $0.09 per diluted share, for the year ended December 31, 2012, compared to a net loss of $16.7 million, or $0.88 per diluted share, for the year ended December 31, 2011.

Comparisons to Prior Quarter

Revenue was $23.4 million for the three months ended December 31, 2012, compared to $28.1 million for the three months ended September 30, 2012. The difference was the result of decreases of $3.3 million in asset management revenue and $6.1 million in principal transactions and other revenue, which were partially offset by increases of $4.5 million in net trading revenue and $0.2 million in new issue and advisory revenue. The decrease in asset management revenue was primarily the result of the one-time final portfolio management fee of $3.8 million received in the third quarter of 2012. The decrease in principal transactions and other revenue was primarily the result of $3.5 million in unrealized mark-to-market losses on the Company’s investment in Star Asia during the fourth quarter of 2012, including a $4.9 million negative impact from the weakening of the Japanese Yen, compared to $1.3 million in unrealized mark-to-market gains on the Star Asia investment in the third quarter of 2012. The decrease in principal transactions and other revenue was also impacted by realized gains of $1.7 million on the sale of one of the Company’s investments in the third quarter of 2012. The offsetting increase in net trading revenue occurred in the Company’s PrinceRidge and European operations, while the Company’s JVB operation was down slightly.

Compensation and benefits expense was $13.1 million for the three months ended December 31, 2012, compared to $16.5 million for the three months ended September 30, 2012, a decrease of $3.3 million, or 20%. Compensation as a percentage of revenue was 56% in the fourth quarter of 2012, as compared to 59% in the third quarter of 2012. The number of IFMI employees decreased from 205 at September 30, 2012, to 197 at December 31, 2012.

The quarter-over-quarter results were also impacted by the increase in income from equity method affiliates due to the $1.7 million in incentive fee compensation realized in the fourth quarter of 2012 as discussed above.

Interest expense, net was $0.5 million for the three months ended December 31, 2012, compared to $0.9 million for the three months ended September 30, 2012. Similar to the comparison to prior year periods, the decrease was primarily the result of lower interest expense on one of our junior subordinated notes due to a change in the interest rate from a fixed rate to a lower variable rate in July 2012, and an increase in interest income due to the accelerated repurchase at a discount of the mandatorily redeemable non-controlling interest of the withdrawing minority PrinceRidge partners.

Net income was $4.1 million, or $0.26 per diluted share, for the three months ended December 31, 2012, compared to net income of $3.0 million, or $0.18 per diluted share, for the three months ended September 30, 2012.

Total Permanent Equity and Dividend Declaration

•	At December 31, 2012, total permanent equity was $75.8 million, as compared to $77.4 million as of December 31, 2011.

•	The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on March 28, 2013, to stockholders of record on March 14, 2013.

Conference Call

Management will hold a conference call this morning at 10:00 AM EST to discuss these results. The conference call will also be available via webcast. Interested parties can access the live webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 13636315, or request the IFMI earnings call. A recording of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 13636315.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, C&Co/PrinceRidge Holdings LP and JVB Financial Holdings, LLC in the United States, and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of December 31, 2012, IFMI managed approximately $6.3 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Note 1: Adjusted operating income and adjusted operating income per share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, and (i) unanticipated market closures due to inclement weather or other disasters. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Year Ended
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11
Revenues

Net trading	$18,175	$13,669	$15,645	$69,486	$73,167
Asset management	5,162	8,465	5,177	23,172	21,698
New issue and advisory	1,997	1,758	1,640	5,021	3,585
Principal transactions and other income	(1,957)	4,174	1,220	(2,439)	1,881

Total revenues	23,377	28,066	23,682	95,240	100,331

Operating expenses

Compensation and benefits	13,140	16,484	15,407	62,951	78,227
Business development, occupancy, equipment	1,825	1,520	1,349	5,795	6,565
Subscriptions, clearing, and execution	2,872	2,602	2,983	11,446	12,025
Professional services and other operating	3,746	4,015	7,052	13,448	19,441
Depreciation and amortization	282	289	653	1,305	2,238

Total operating expenses	21,865	24,910	27,444	94,945	118,496

Operating income (loss)	1,512	3,156	(3,762)	295	(18,165)

Non-operating income (expense)

Interest expense, net	(545)	(868)	(1,765)	(3,732)	(5,976)
Other non-operating income (expense)	—	—	—	(4,357)	—
Gain (loss) on repurchase of debt	—	83	33	86	33
Income (loss) on from equity method affiliates	2,363	647	864	5,052	6,232

Income (loss) before income taxes	3,330	3,018	(4,630)	(2,656)	(17,876)
Income tax expense (benefit)	(723)	54	(232)	(615)	(1,149)

Net income (loss)	4,053	2,964	(4,398)	(2,041)	(16,727)
Less: Net income (loss) attributable to the noncontrolling interest	1,092	956	(2,051)	(1,073)	(7,339)

Net income (loss) attributable to IFMI	$2,961	$2,008	$(2,347)	$(968)	$(9,388)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share

	Three Months Ended			Year Ended
	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11
Basic
Net income (loss) attributable to IFMI	$2,961	$2,008	$(2,347)	$(968)	$(9,388)
Basic shares outstanding	10,882	10,849	10,211	10,733	10,632

Net income (loss) attributable to IFMI per share	$0.27	$0.19	$(0.23)	$(0.09)	$(0.88)

Fully Diluted
Net income (loss) attributable to IFMI	$2,961	$2,008	$(2,347)	$(968)	$(9,388)
Net income (loss) attributable to the noncontrolling interest	1,092	956	(2,051)	(1,073)	(7,339)
Net loss attributable to the noncontrolling interest that is not converted	(33)	11	380	216	1,768
Adjustment	349	(5)	464	307	914

Enterprise net income (loss)	$4,369	$2,970	$(3,554)	$(1,518)	$(14,045)

Basic shares outstanding	10,882	10,849	10,211	10,733	10,632
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,253	5,252	5,252	5,252	5,269
Additional dilutive shares	439	76	—	—	—

Fully diluted shares outstanding	16,574	16,177	15,463	15,985	15,901

Fully diluted net income (loss) per share	$0.26	$0.18	$(0.23)	$(0.09)	$(0.88)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculations of per share amounts

Operating income (loss)	$1,512	$3,156	$(3,762)	$295	$(18,165)
Noncontrolling interest portion of PrinceRidge operating loss	(25)	401	446	766	2,154
Depreciation and amortization	282	289	653	1,305	2,238
One-time cash compensation related to former CEO of capital markets segment	—	—	—	—	3,000
One-time cash compensation related to former Chairman and former CEO of PrinceRidge	—	2,104	—	2,104	—
Contribution to a legal settlement	—	—	2,250	—	2,250
IFMI share of incentive fees included in income from equity method investments	1,720	—	—	1,720	4,359
Share-based compensation	837	(1,534)	705	1,271	7,674

Adjusted operating income (loss)	$4,326	$4,416	$292	$7,461	$3,510

Fully diluted shares outstanding	16,574	16,177	15,463	15,985	15,901

Adjusted operating income (loss) per share	$0.26	$0.27	$0.02	$0.47	$0.22

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2012 (unaudited)	December 31, 2011
Assets
Cash and cash equivalents	$14,500	$18,221
Receivables from brokers, dealers, and clearing agencies	12,253	70,963
Due from related parties	452	679
Other receivables	8,488	5,531
Investments - trading	176,139	124,546
Other investments, at fair value	38,323	42,772
Receivables under resale agreements	70,110	129,978
Goodwill	11,113	11,206
Other assets	9,623	16,694

Total assets	$341,001	$420,590

Liabilities
Payables to brokers, dealer, and clearing agencies	$96,211	$24,633
Accounts payable and other liabilities	13,080	16,716
Accrued compensation	8,203	8,657
Trading securities sold, not yet purchased	44,167	99,613
Securities sold under agreements to repurchase	70,273	134,870
Deferred income taxes	6,603	7,500
Debt	25,847	37,167

Total liabilities	264,384	329,156

Temporary Equity
Redeemable noncontrolling interest	829	14,026

Permanent Equity
Series B voting nonconvertible preferred stock	5	5
Common stock	11	10
Additional paid-in capital	64,829	63,032
Accumulated other comprehensive loss	(495)	(626)
Accumulated deficit	(7,370)	(5,121)
Treasury stock, at cost; 0 and 50,400 shares of common stock, respectively	—	(328)

Total IFMI stockholders’ equity	56,980	56,972
Noncontrolling interest	18,808	20,436

Total permanent equity	75,788	77,408

Total liabilities and equity	$341,001	$420,590

Non-GAAP Measures

Adjusted operating income and adjusted operating income per diluted share

Adjusted operating income is not a financial measure recognized by GAAP. Adjusted operating income represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, a cash charge for a one-time contribution to a non-ordinary course legal settlement, one-time compensation charges related to the former CEO of the capital markets segment and the former Chairman and former CEO of PrinceRidge, share-based compensation expense, and the non-convertible non-controlling interest’s share of operating income (loss), plus the Company’s share of any incentive fees earned included in income from equity method affiliates. The cash charge for a one-time contribution to a non-ordinary course legal settlement and the one-time compensation charges related to the former CEO of the capital markets segment and the former Chairman and former CEO of PrinceRidge were excluded due to the non-recurring nature of the expenses. Depreciation, amortization and share based compensation expenses that have been excluded from adjusted operating income are non-cash items. Incentive fees earned as a component of income from equity method affiliates are included so that all incentive fees earned are treated in a consistent manner as part of adjusted operating income. Adjusted operating income per diluted share is calculated, by dividing adjusted operating income by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted operating income and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income should not be assessed in isolation from or construed as a substitute for operating income prepared in accordance with GAAP. Adjusted operating income is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com
Chief Financial Officer
investorrelations@ifmi.com